As filed with the Securities and Exchange Commission on October 4, 1994
                         Registration No. 33-________
- --------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                    _____________________________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                    _____________________________________

                      THE UNITED STATES SHOE CORPORATION
            (Exact name of registrant as specified in its charter)
               OHIO                                   31-0474200
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
incorporation or organization)

                              ONE EASTWOOD DRIVE
                           CINCINNATI, OHIO  45227
                                (513) 527-7000
  (Address, including zip code, of registrant's principal executive office)

                    _____________________________________

                      THE UNITED STATES SHOE CORPORATION
                SALARIED EMPLOYEES TAX INCENTIVE SAVINGS PLAN
                           (Full title of the plan)
                    _____________________________________

                             JAMES J. CROWE, ESQ.
                VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                      THE UNITED STATES SHOE CORPORATION
                              ONE EASTWOOD DRIVE
                           CINCINNATI, OHIO  45227
                                (513) 527-7500
     (Name, address, including zip code, and telephone number, including area code, of agent for service)
                    _____________________________________

                 Please send copies of all communications to:

                             JOHN S. STITH, ESQ.
                                FROST & JACOBS
                            201 EAST FIFTH STREET
                           CINCINNATI, OHIO  45202
                                (513) 651-6800
                   ________________________________________

                       CALCULATION OF REGISTRATION FEE
====================================================================================================================================
Title of             Amount                   Proposed Maximum               Proposed Maximum         Amount of
Securities           to be                    Offering Price                 Aggregate                Registration
to be                Registered               Per Share(1)                   Offering Price           Fee
Registered
- ------------------------------------------------------------------------------------------------------------------------------------
Common Shares,
without
par value            1,000,000(2)             $  21.63                       $ 21,630,000             $ 7,458.62
====================================================================================================================================

(1) Computed solely for the purpose of calculating the registration fee, based upon the $ 21.63 average of the high and low prices per share on the New York Stock Exchange on September 30, 1994, pursuant to Rule 457.

(2) Aggregate number of Common Shares which may be issued pursuant to The United States Shoe Corporation Tax Incentive Savings Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents have been filed by the Corporation with the Securities and Exchange Commission and are incorporated herein by reference:

         1. The Corporation's Annual Report on Form 10-K for the fiscal year ended January 29, 1994.

         2. The Corporation's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1994 and July 30, 1994.

         3. The Plan's Annual Report on Form 11-K for the year ended December 31, 1993.

         All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement and prior to the termination of the offering of the Common Shares shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

         Copies of the above documents (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) and of the Corporation's 1993 Annual Report to Shareholders may be obtained upon request without charge from the Secretary, The United States Shoe Corporation, One Eastwood Drive, Cincinnati, Ohio 45227, (513) 527-7501.

ITEM 4.  DESCRIPTION OF SECURITIES.

         COMMON SHARES
         -------------
         The Common Shares of the Corporation are without par value. The Common Shares are entitled to such dividends as the Board of Directors of the Corporation may lawfully declare from time to time, subject to the restrictions described below. Each Common Share is entitled to one vote on all matters, except that under Ohio law votes may be cumulated for the election of Directors. The Common Shares are entitled to participate ratably in the distribution of the net assets of the Corporation upon liquidation, subject to the restrictions described below and after payment of debts and expenses. The holders of Common Shares have no pre-emptive rights. The Common Shares carry no conversion rights, redemption provisions or sinking fund provisions. All of the outstanding Common Shares of the Corporation are, and the Common Shares offered hereby will be, fully paid and nonassessable. At September 30, 1994, 46,333,101 Common Shares were issued and outstanding.

         PREFERRED SHARES
         ----------------
         The Corporation also has authorized 750,000 Voting Preferred Shares and 750,000 Non-Voting Preferred Shares, together referred to as "Preferred Shares". The Corporation presently has no outstanding Preferred Shares, although 300,000 Voting Preferred Shares have been reserved for possible future issuance as Series A Preference Shares in connection with the Corporation's Share Purchase Rights Plan (see "Extraordinary Corporate Transactions", below.) The Board of Directors is authorized to issue the Preferred Shares from time to time in series and to fix the dividend rates and dividend dates, liquidation prices, redemption rights and redemption prices, sinking fund requirements, conversion rights, restrictions, if any, on the creation of indebtedness and on the issuance of such shares, and certain other rights, preferences and limitations.

         No dividends or other distributions (other than dividends payable in Common Shares) may be paid to the holders of Common Shares unless all cumulative dividends on the Preferred Shares have been paid, or declared and funds set aside for payment, and until sums required to meet sinking fund requirements, if any, have been set aside. The accumulated dividends on the Preferred Shares and the liquidation price, if any, fixed prior to issuance would have a preference over any payments to be made to the holders of Common Shares upon liquidation.

         Each Voting Preferred Share will entitle the holder thereof to one vote on all matters upon which the holders of Common Shares are entitled to vote. Ordinarily the holders of Non-Voting Preferred Shares will not be entitled to vote on any matter. However, under certain circumstances involving the failure to pay dividends, all of the holders of Preferred Shares, voting separately as a class, will be entitled to elect two directors of the Corporation. The affirmative vote of the holders of certain designated percentages of the Preferred Shares, as a class and in certain cases by series, is required to effect or validate certain actions, including (a) the authorization of any shares ranking prior to or in parity with the Preferred Shares; (b) the change of any provision of (i) the Articles of Incorporation or
(ii) any series of Preferred Shares, whereby the rights or preferences of the Preferred Shares or any series of Preferred Shares would be adversely affected; and (c) an increase in the authorized number of Preferred Shares.

         Each Series A Preference Share, if issued pursuant to the terms of the Share Purchase Rights Plan (see "Extraordinary Corporate Transactions", below), will have a minimum preferential quarterly dividend rate of $50 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared on a Common Share. In the event of liquidation, the holders of the Series A Preference Shares will receive a preferred liquidation payment of $200 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment per Common Share. Each Series A Preference Share will have one vote on all matters submitted to a vote of the shareholders. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged for or changed into other stock or securities, cash or other property, each Series A Preference Share will be entitled to receive 100 times the amount received per Common Share.

         OTHER RESTRICTIONS AS TO DIVIDENDS AND CERTAIN OTHER PAYMENTS
         -------------------------------------------------------------
         Certain agreements with respect to long-term obligations of the Corporation contain provisions which, among other restrictions, limit total consolidated indebtedness, require the maintenance of certain minimum amounts of working capital, and limit repurchases of Common Shares and the payment of cash dividends by the Corporation. Annually updated information with respect to the extent to which consolidated retained earnings are restricted as to the payment of cash dividends is set forth in the Corporation's Annual Reports on Form 10-K (Notes to Consolidated Financial Statements) filed with the Commission and is incorporated in this registration statement by reference. See "Incorporation of Certain Documents by Reference", above.

         EXTRAORDINARY CORPORATE TRANSACTION
         -----------------------------------
         In March 1986 the Board of Directors of the Corporation adopted a Share Purchase Rights Plan. The Board of Directors approved certain amendments to the Plan on March 23, 1988. Under the Plan, shareholders of record on April 14, 1986 received, in connection with each Common Share owned, the right to purchase one one-hundredth of a Series A Preference Share at an exercise price of $200, subject to adjustment (collectively, the "Rights"). The Rights are exercisable for Series A Preference Shares following (i) public announcement that a person or group has acquired, or has obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Shares, or (ii) the commencement of, or public announcement of an intention to make, a tender offer or exchange offer if, upon consummation, such person or group would be the beneficial owner of 30% or more of the outstanding Common Shares. Similarly, if any person or group acquires 20% or more of the outstanding Common Shares, the Rights also would entitle the holder to purchase Common Shares (or other securities or property of the Corporation) at half the market value, except if the 20% acquisition is made pursuant to a tender or exchange offer for all outstanding Common Shares which the directors of the Corporation who are not officers deem to be in the best interests of the Corporation and its shareholders (a "Permitted Offer"). Upon the occurrence of certain other events (including a merger in which the Corporation's Common Shares are changed or 50% or more of the Corporation's assets or earning power is sold or transferred), the Rights would entitle the holder to purchase common stock in the acquiring entity at half its market value, except in connection with certain transactions following a Permitted Offer. All of the Rights may be redeemed by the Corporation at a price of $.05 per Right; however, the Rights may not be redeemed, except in limited circumstances, after a person or group acquires 20% or more of the outstanding Common Shares. The Rights also may be redeemed in connection with certain negotiated transactions. The Rights will expire on April 14, 1996.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Partners and associate attorneys of Frost & Jacobs own approximately 7,172 Common Shares of the Corporation.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article IV of the Corporation's Regulations requires indemnification of directors and officers in accordance with the provisions of Section 1701.13(E), Ohio Revised Code. Article IV consists of a brief statement to the effect that the Corporation shall, to the full extent permitted by the General Corporation Law of Ohio, indemnify all persons whom it may indemnify pursuant thereto.

         Section 1701.13(E) permits, under certain conditions, indemnification by a corporation of any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving some other enterprise in a similar capacity at the request of the corporation. Section 1701.13(E) permits such indemnification against expenses, including attorneys' fees, and against judgments, fines and amounts paid in settlement actually and reasonably incurred by such person under certain prescribed conditions with respect to any proceeding other than an action by or in the right of the corporation, and permits such indemnification against expenses, including attorneys' fees, similarly incurred in connection with the defense or settlement of an action or suit by or in the right of the corporation. Section 1707.13(E) does not permit indemnification of a director in actions in which the only liability asserted against the director is pursuant to Section 1701.95, Ohio Revised Code.
Section 1701.95 states that directors who vote for or assent to certain types of transactions are jointly and severally liable to the corporation. The prohibited transactions are (i) payment of a dividend or distribution, or the making of a distribution of assets to shareholders, or the purchase or redemption of the corporation's own shares, contrary to law or the corporation's Articles, (ii) a distribution of assets to shareholders during the winding up or dissolution of a corporation without the payment of all known obligations of the corporation, or without making adequate provision for the payment of such obligations, and (iii) the making of loans, other than in the ordinary course of business, to an officer, director or shareholder of a corporation.

         The directors and officers of the Corporation are covered by an insurance policy with Federal Insurance Company, a member of the Chubb Group of Insurance Companies, indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they cannot be indemnified by the Corporation. Additionally, the Corporation has excess layers of similar coverage under policies with various carriers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the provisions of the Corporation's Regulations to directors, officers or persons controlling the Corporation, the Corporation has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         This Form S-8 Registration Statement includes the following exhibits:

      4. a. The United States Shoe Corporation Salaried Employees Tax Incentive Savings Plan, as amended.

          b. The Corporation's Amended Articles of Incorporation, as amended, incorporated herein by reference to the Corporation's Registration Statement on Form S-8, dated June 24, 1994 and filed with the Commission.

          c. The Corporation's Regulations, as amended, incorporated herein by reference to the Corporation's Registration Statement on Form S-8, dated June 24, 1994 and filed with the Commission.

          d. Rights Agreement between the Corporation and Morgan Guaranty Trust Company of New York, dated as of March 31, 1986, incorporated herein by reference to the Corporation's Form 8-A, dated April 9, 1986 and filed with the Commission. First Amendment to Rights Agreement between the Corporation and Morgan Shareholders Services Trust Company, dated as of March 23, 1988, incorporated herein by reference to the Corporation's Current Report on Form 8-K, dated March 23, 1988 and filed with the Commission. Second Amendment to Rights Agreement among the Corporation, Morgan Shareholder Services Trust Company and The Bank of New York, dated as of June 1, 1993, incorporated herein by reference to the Corporation's Registration Statement on Form S-8, dated June 24, 1994 and filed with the Commission.

      5. Opinion of Frost & Jacobs, Esqs., dated October 3, 1994, concerning the legality of the securities being registered.

              The undersigned registrant hereby undertakes that it will submit The United States Shoe Corporation Salaried Employees Tax Incentive Savings Plan and all amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan under
              Section 401 of the Internal Revenue Code of 1986, as amended.

      23.a.   Consent of Frost & Jacobs (included in Exhibit 5 hereto).

         b.   Consent of Arthur Andersen LLP.

      24.     Powers of Attorney.

ITEM 9.  UNDERTAKINGS.

       The undersigned registrant hereby undertakes:

       (a)    (1)   To file, during any period in which offers or sales of the securities registered hereunder are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

                    provided, however, that this undertaking will only apply to the extent that the information listed in clauses (i) and
                    (ii) hereof is not contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on the 3rd day of October, 1994.

                                           THE UNITED STATES SHOE CORPORATION

                                           By  /s/ K. Brent Somers
                                               -----------------------------
                                               K. Brent Somers
                                               Executive Vice President and
                                               Chief Financial Officer
                                               (Principal Financial Officer)

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer:
- ---------------------------
Bannus B. Hudson
President and Chief Executive Officer

Principal Financial Officer:
- ---------------------------
K. Brent Somers
Vice President - Finance
                                            By       /s/ K. Brent Somers
Principal Accounting Officer:                        --------------------------
- ----------------------------                         K. Brent Somers
Edwin C. Gerth                                       as attorney-in-fact and
Vice President - Corporate Controller                on his own behalf as
                                                     Principal Financial Officer
Directors:
- ---------                                        October 3, 1994
Joseph H. Anderer
Philip E. Beekman
Gilbert Hahn, Jr.
Roger L. Howe
Bannus B. Hudson
Lorrence T. Kellar
Albert M. Kronick
Thomas Laco
Charles S. Mechem, Jr.
John L. Roy
Phyllis S. Sewell

       Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Ohio, on this 3rd day of October, 1994.



                        THE UNITED STATES SHOE CORPORATION
                        SALARIED EMPLOYEES TAX INCENTIVE
                        SAVINGS PLAN

                        By:  /s/ James P. Maloney
                             --------------------------------------
                             James P. Maloney, Chairman
                             Associate Benefits Committee

                                 EXHIBIT INDEX

EXHIBIT                                                                    PAGE

  4.a. The United States Shoe Corporation Salaried Employee Tax Incentive Savings Plan

  5.          Opinion of Frost & Jacobs, Esqs.

 23.a.        Consent of Frost & Jacobs (included in Exhibit 5 hereto).

 23.b.        Consent of Arthur Andersen LLP.

 24.          Powers of Attorney.